Exhibit (a)(1)(I)

From:	Sandi Kerentoff

To:	Eligible Optionholders

Date:	[April 9, 2009]

Re:	One Week Left to Make an Election in the Exchange Offer

There is just one week left for you to make your election to participate in the Hughes Communications, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”). The Exchange Offer is scheduled to end at 8:00 a.m. Eastern Time on April 16, 2009. To participate in the Exchange Offer you must submit your Election Form by that deadline.

Should you wish to change your election or want to submit your Election Form to participate, please follow the instructions in your materials, and submit your Election Form to Hughes Communications, Inc.

•	by regular mail, courier or hand delivery to Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland, 20876 Attn: Sandi Kerentoff;

•	by facsimile to (301) 428-2843; or

•	by scanning the completed Election Form to a PDF and emailing to OptionExchange@Hughes.com.

Election Forms must be received before 8:00 a.m. Eastern Time on April 16, 2009.

If you have any questions about the Exchange Offer, or wish to receive a replacement Election Form, please send an email to OptionExchange@Hughes.com or call Sandi Kerentoff at (301) 428-5810. You will have the ability to leave a voice message on this extension.

Where You Can Find Additional Information.

Hughes Communications, Inc. has commenced the Exchange Offer to which this communication pertains. Eligible employees are strongly advised to read the Offer to Exchange filed on Schedule TO and the documents related to the Exchange Offer filed with the Securities and Exchange Commission because they contain important information prior to making a decision whether to participate in the Exchange Offer. These written materials and other related documents may be obtained free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

Eligible employees may obtain, free of charge, a written copy of the Offer to Exchange and other materials related to the Exchange Offer by sending an e-mail to OptionExchange@Hughes.com or calling Sandi Kerentoff at (301) 428-5810.